UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 5, 2010

Majestic Capital, Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda
(State or Other Jurisdiction of Incorporation)

001-32705	98-0521707
(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2062, Hamilton HM HX, Bermuda
(Address of Principal Executive Offices)	(Zip Code)

(441) 295-6689
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
On August 5, 2010, Joseph F. Taylor resigned as Chief Financial Officer of Majestic Capital, Ltd. (the Company), its subsidiaries and affiliates effective August 2, 2010.  In connection with his resignation, the Company entered into a Resignation and Release Agreement with Mr. Taylor, under which he will be entitled to receive: (a) his accrued but unused paid time off; (b) severance pay equal to $60,827; and (c) the continuation of welfare benefits to which he was entitled under his employment agreement for a period of three years.

(c)
James J. Scardino, the Company’s current Chief Executive Officer, will continue serving as the Company’s Chief Financial Officer on an interim basis. Mr. Scardino, age 56, has served as the Company’s Chief Executive Officer since March 2009 and as Deputy Chairman of the Board of Directors since May 2009. Mr. Scardino has served as the Chief Executive Officer and will continue to serve as acting Chief Financial Officer of the Company’s operating subsidiaries, Twin Bridges (Bermuda) Ltd. (Twin Bridges), Majestic Insurance Company (Majestic), Compensation Risk Managers, LLC (CRM), Compensation Risk Managers of California, LLC (CRM of CA), and Eimar, LLC (Eimar). Mr. Scardino served as the Company’s Chief Financial Officer from August 2005 to May 2009, as Executive Vice President, Chief Financial Officer of Majestic from July 2007 to May 2009, and as Chief Financial Officer of CRM, CRM of CA, and Eimar from August 2005 to May 2009. Mr. Scardino graduated from the University of California, Berkeley with a B.A. in Anthropology and holds an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Majestic Capital, Ltd.

August 11, 2010	/s/ James J. Scardino
James J. Scardino
Chief Executive Officer